Exhibit 8.1
[Paul, Weiss, Rifkind, Wharton & Garrison Letterhead]
March 1, 2006
Las Vegas Sands Corp.
3355 Las Vegas Boulevard South
Las Vegas, Nevada 89109
Ladies and Gentlemen:
     We have acted as United States federal income tax counsel for Las Vegas Sands Corp. (the “Company”) in connection with the preparation of the Registration Statement on Form S-1 (Registration No. 333-131845) as may be amended (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), for the registration under the Securities Act of shares of common stock of the Company.
     We have been requested to render our opinion as to certain tax matters in connection with the Registration Statement. Capitalized terms used but not defined herein have the respective meanings ascribed to them in the Registration Statement.
     In rendering our opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such agreements and other documents as we have deemed relevant and necessary and we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below. In our examination, we have assumed, without independent verification, (i) the authenticity of original documents, (ii) the accuracy of copies and the genuineness of signatures, (iii) that the execution and delivery by the Company of each document to which it is a party and the

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performance by it of its obligations thereunder have been authorized by all necessary measures and do not violate or result in a breach of or default under the Company’s certificate or instrument of formation and by-laws or the laws of the Company’s jurisdiction of organization, (iv) that each such agreement represents the entire agreement between the parties with respect to the subject matter thereof, (v) the parties to each agreement have complied, and will comply, with all of their respective covenants, agreements and undertakings contained therein and (vi) the transactions provided for by each agreement were and will be carried out in accordance with their terms.
     The opinion set forth below is limited to the Internal Revenue Code of 1986, as amended, administrative rulings, judicial decisions, treasury regulations and other applicable authorities, all as in effect on the date hereof. The statutory provisions, regulations, and interpretations upon which our opinion is based are subject to change, and such changes could apply retroactively. Any such change could affect the continuing validity of the opinion set forth below.
     The opinion set forth herein has no binding effect on the United States Internal Revenue Service or the courts of the United States. No assurance can be given that, if the matter were contested, a court would agree with the opinion set forth herein.
     We hereby confirm that the opinions of Paul, Weiss, Rifkind, Wharton & Garrison LLP specifically set forth under the caption “Material U.S. Federal Tax Considerations for Non-U.S. Holders” in the prospectus contained in the Registration Statement constitute our opinion. Such opinions do not, however, purport to address all United States federal tax consequences and are limited to those United States federal tax consequences specifically discussed therein and subject to the qualifications and assumptions set forth therein.
     In giving the foregoing opinion, we express no opinion other than as to the federal tax laws of the United States of America.
     Furthermore, in rendering our opinion, we have made no independent investigation of the facts referred to herein and have relied for the purpose of rendering this opinion exclusively on those facts that have been provided to us by you and your agents, which we assume have been, and will continue to be, true.
     We are furnishing this letter in our capacity as United States federal income tax counsel to the Company. We assume no responsibility to advise you of any subsequent changes in existing laws or facts, nor do we assume any responsibility to update this opinion.

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     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. The issuance of such consent does not concede that we are an “expert” for purposes of the Securities Act.
Very truly yours,
/s/   PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP